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Exhibit 22

SUBSIDIARY GUARANTORS

OF GUARANTEED SECURITIES
Listed below are subsidiaries

serving as an issuer

or guarantor,

as applicable, for outstanding

publicly held
debt securities.

Company Name Incorporation Location
ConocoPhillips Delaware
ConocoPhillips Company Delaware
Burlington Resources LLC Delaware